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                                                                    EXHIBIT 99.1


Contact:  Michael G. Webb
          Chief Financial Officer
          (901) 367-0888 Ext. 1226


                 BACK YARD BURGERS ANNOUNCES DELAY IN RELEASE OF
                     FOURTH QUARTER AND FISCAL 2004 EARNINGS

MEMPHIS, TENNESSEE (FEBRUARY 28, 2005) - Back Yard Burgers, Inc. (Nasdaq
SmallCap: BYBI) today announced that its release of earnings for the fourth quarter of 2004 and for the year ended January 1, 2005 will be delayed as a result of the Company's review of accounting practices for leases and leasehold improvements. The Company is reviewing its current method of accounting for leases and leasehold improvements as a result of views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission in a February 7, 2005 letter to the American Institute of Certified Public Accountants regarding certain operating lease accounting issues and their application under generally accepted accounting principles. Many companies in the restaurant and retail industries have recently announced that they will be correcting their accounting for leases and leasehold improvements and restating financial statements for prior years and periods.

Based on a preliminary review of the Company's accounting practices by its management, the Company believes that it will be required to change certain accounting practices relating to leases and leasehold improvements. The change in lease accounting and resulting adjustments will not have any effect on the Company's historical cash flows, same-store sales or the timing of payments under the related leases.

The Company has not yet concluded its analysis of the financial impact of the change in lease accounting. Depending on the results of its review, the Company may be required to restate the Company's financial statements for prior fiscal years and periods, although the Company has not yet made this determination. The Company will report earnings for the fourth quarter of 2004 and for fiscal year 2004 as soon as practicable after it finalizes its review of the lease accounting issues.

Back Yard Burgers operates and franchises quick-service restaurants in 18 states, primarily in markets throughout the Southeast region of the United States. The restaurants specialize in charbroiled, freshly prepared, great-tasting food. As its name implies, Back Yard Burgers strives to offer the same high-quality ingredients and special care typified by outdoor grilling in the backyard. Its menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches - charbroiled over an open flame, fresh salads, chili and other specialty items, including hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the anticipated impact on the financial statements of the Company regarding the accounting matters discussed above. The Company has not completed its review of the accounting matters discussed above and actual results could differ materially from management's current expectations. The Company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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